EXHIBIT 10.21
ZipRealty, Inc. Management Incentive Plan — Fiscal Year 2007
General Purpose: This ZipRealty, Inc. (“Company”) Management Incentive Plan — Fiscal Year 2007 (“Plan”) is designed to motivate and retain the Company’s Management (as defined herein) to achieve the Company’s financial and operational goals for Fiscal Year 2007, as well as to retain such persons in the employ of the Company.
Management: “Management” as used in this Plan includes all employees of the Company holding the position of Vice President or higher and all headquarters-based full-time “exempt” (pursuant to federal and state wage and hour laws) employees. “Management” specifically excludes all District Directors, Sales Management, as defined in the Sales Management 2007 Incentive Plan, and other employees not specifically identified in this paragraph.
Duration: This Plan will be in effect for the Company’s fiscal year ending December 31, 2007 (“Fiscal Year 2007”), meaning that the performance period determining whether bonuses will be paid upon satisfaction of performance objectives is Fiscal Year 2007 (though such payments, if earned, will be made following the end of Fiscal Year 2007 as set forth below).
Plan Administrator: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer this Plan with respect to Eligible Persons (as defined below) who are executive officers of the Company, and the Company’s President and/or Chief Executive Officer, in consultation with the Committee, shall administer this Plan with respect to other Eligible Persons (as applicable, the “Administrator”).
Eligible Persons: Individuals eligible to earn an incentive payment under this plan (“Eligible Persons”) include Management who are employed by the Company (i) from January 1, 2007 through December 31, 2007, without interruption (except as set forth in the “Proration” section of this Plan), and (ii) on the date following the end of Fiscal Year 2007 when the Administrator completes its review of Fiscal Year 2007 performance, calculates and approves the payment of bonuses under this Plan.
Proration: In the sole discretion of the Administrator, a pro-rated incentive bonus may be paid under this Plan for any member of Management who became eligible to participate in the Plan after the beginning of Fiscal Year 2007.
Incentive Pool Requirement: The Committee will establish an incentive pool of funds available for payout under this Plan only if the Company meets the “Incentive Pool Requirement,” which means that the Company (i) meets or exceeds Ninety-five Percent (95%) of “Target Revenue,” as set forth by the Committee, and (ii) does not exceed the “Maximum Adjusted Pro Forma1 Loss”, as set forth by the Committee. The Committee will determine a Maximum Adjusted Pro Forma Loss or Minimum Adjusted Pro Forma Income, as applicable, for each level of revenue under this Plan.

[1]	The term “Pro Forma” is as defined in the Company’s publicly filed financial statements.

Incentive Amount: Subject to the terms and conditions of this Plan, each Eligible Persons may earn payment of “Incentive Amounts” determined as a percentage of his or her annual base salary at December 31, 2007 (“Base Salary”), upon the Company’s achievement of the Incentive Pool Requirement set forth above.
The Incentive Amounts will be as follows:
“Sub-Target”: The Company achieves the Incentive Pool Requirement.
“Target”: The Company achieves Target Revenue and does not exceed Maximum Adjusted Pro Forma Loss.
“Above Target”: Above Target Incentive Amounts include all incentives based on Company performance (revenue and corresponding Maximum Adjusted Pro Forma Loss / Minimum Adjusted Pro Forma Income) exceeding Target.
The Incentive Amounts for Company revenue falling between Target Revenue and 125% of Target Revenue will be determined pursuant to a “Linear Calculation,” which refers to a calculation based on Company revenue and corresponding Maximum Adjusted Pro Forma Loss or Minimum Adjusted Pro Forma Income, as set forth by the Committee.
To earn Incentive Amounts based on revenue at or above 112.5% of Target Revenue (and corresponding Maximum Pro Forma Loss), the Company must also achieve the “Additional Conditions,” as set forth by the Committee.
Incentive Amounts based on Company meeting or exceeding 125% of Target Revenue and exceeding corresponding Minimum Adjusted Pro Forma Income will be determined pursuant to a calculation determined by the Committee.
Incentive Amounts will be calculated, subject to the provisions of this Plan, as follows:

Position	Sub-Target	Target	125% of Target
			(Company meets 125% of
			Target Revenue)
			Additional Conditions must
			also be achieved
CEO	50%	100%	200%
President	20%	40%	80%
Executive Vice President	15%	30%	60%
Senior Vice President	15%	30%	60%
Vice President	15%	30%	60%
Director	7.5%	15%	35%
Manager	3.5%	7%	18%
Other HQ Employee	1.75%	3.5%	7%

Performance Adjustment: The Administrator shall have discretion to adjust any Eligible Person’s Incentive Amount based on his or her job performance for Fiscal Year 2007 (the “Adjusted Incentive Amount”) by reducing or increasing the Incentive Amount as the Administrator, in its sole discretion, deems appropriate, up to and including elimination of the Incentive Amount.
Calculation and Approval. An Eligible Person’s Incentive Amount or Adjusted Incentive Amount, as determined in the manner set forth above, as the case may be, is that Eligible Person’s “Actual Incentive” with respect to Fiscal Year 2007. All calculations of each participant’s Actual Incentive must be approved by the Administrator with respect to such participant and the total amount of the aggregate incentive pool to be paid hereunder to all Eligible Persons must be approved by the Committee after such consultation with the Board as it deems appropriate.
Payouts: All amounts, if any, to be paid out hereunder shall be paid by March 14, 2008, following determination by the Committee that there shall be a pool from which to make such payments with respect to Fiscal Year 2007.
Future Incentive Periods: This Plan is in effect only with respect to Fiscal Year 2007. Nothing in this Plan provides for or implies the establishment or payment of any bonuses with respect to future periods.
Merger or Acquisition: The Board may modify this Plan, including terminate it without making payments hereunder, with respect to Fiscal Year 2007 in its sole discretion in the event of a merger or acquisition of the Company.
Administration: The Committee has sole and exclusive discretionary authority to interpret this Plan and adopt such rules and regulations for carrying out this Plan as it deems necessary and appropriate. Decisions by the Committee are final and binding on all parties to the maximum extent allowed by law.
Employment is Terminable At Will: Nothing in this Plan will interfere with or limit in any way the right of the Company or the right of any individual to alter or terminate the employment relationship at any time, with or without cause.
General Terms and Conditions: Amounts to be paid under this Plan will be paid from the general funds of the Company. Nothing in this Plan will be construed to create a trust or establish any evidence of any individual’s claim of any right to payment other than as an unsecured general creditor of the Company. All payments will be made in the currency in which the individual is regularly paid and will be subject to the satisfaction of applicable federal, state, local or similar income withholding requirements and to any employment tax withholding requirements. The Company shall withhold all applicable amounts required by law from any payments hereunder.
Governing Law; Severability: This Plan will be construed, administered and governed in all respects in accordance with the internal laws of the State of California. In the event that any provision of this Plan is held illegal or invalid for any reason, such holding will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if the illegal and invalid provision had not been included.

Entire Agreement. This Plan, and any resolutions of the Committee amending the Plan, is the entire understanding between the Company and any participant regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary or affiliate, or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during Fiscal Year 2007 will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.